Exhibit (12)(b)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 + 1 212 839 5300 + 1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

February 18, 2020

Nuveen Quality Municipal Income Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	MuniFund Preferred Shares of
Nuveen Quality Municipal Income Fund (NAD)

Ladies and Gentlemen:

We have acted as special tax counsel to Nuveen Quality Municipal Income Fund, a Massachusetts business trust (the “Fund”), with respect to the Fund’s issuance of 720 of its Series B MuniFund Preferred Shares, liquidation preference $100,000 per share (the “MFP Shares”), in connection with the reorganization (the Reorganization”) in which the Fund is the acquiring fund and Nuveen Texas Quality Municipal Income Fund is the target fund (the “Target Fund”).

As special tax counsel to the Fund, we have examined and relied, as to factual matters (but not as to any conclusions of law), upon originals, or copies certified to our satisfaction, of such records, documents, certificates of the Fund and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

The opinion herein is subject to and conditioned upon the representations made by the Fund concerning factual matters (but not conclusions of law). The initial and continuing truth and accuracy of such representations at all relevant times constitute an integral basis for the opinion expressed herein and this opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

1.    The representations made in an officer’s certificate detailing the Fund’s operations to date and the Fund’s anticipated future operations;

2.    The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

3.    The genuineness of all signatures and the authority and capacity of the individual or individuals who executed any such document on behalf of any person;

4.    The accuracy of all factual representations, warranties and other statements made by all parties or as set forth in such documents;

5.    The performance and satisfaction of all obligations imposed by any such documents by the parties thereto in accordance with their terms; and

6.    The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Reorganization and the Fund’s intended activities as described in the Joint Proxy Statement/Prospectus, dated August 2, 2019, and the Proxy Statement of the Target Fund, dated August 9, 2019, and the Fund’s Confidential Information Memorandum, dated August 9, 2019, attached thereto. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants upon which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this opinion continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this opinion.

Based upon the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that the MFP Shares issued by the Fund in connection with the Reorganization will qualify as stock of the Fund for federal income tax purposes.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1.    Our opinion is based upon our interpretation of the current provisions of the Internal Revenue Code of 1986 (the “Code”) and current judicial decisions, administrative regulations and published notices, rulings and procedures. Our opinion represents only our best judgment and is not binding on the Internal Revenue Service (“IRS”) or the courts and there is no assurance that the IRS will not successfully challenge the conclusions set forth herein. The IRS has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to the definition of stock. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.    Our opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to any other matter not specifically set forth in the foregoing opinion, including without limitation with respect to any other federal, state, local or foreign tax consequences.

3.    In the event any one of the statements, representations, warranties, covenants or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and if so may not be relied on.

Very truly yours,

/s/ Sidley Austin LLP

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

June 1, 2020

Nuveen Quality Municipal Income Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	MuniFund Preferred Shares of
Nuveen Quality Municipal Income Fund

Ladies and Gentlemen:

We have acted as special tax counsel to Nuveen Quality Municipal Income Fund, a Massachusetts business trust (the “Fund”), with respect to its issuance of MuniFund Preferred Shares (“MFP Shares”), in connection with the reorganization (the “Reorganization”) in which the Fund was the acquiring fund, and Nuveen Texas Quality Municipal Income Fund was the target fund. In that capacity, we have provided you with our opinion to the effect that the MFP Shares issued by the Fund in connection with the Reorganization will qualify as stock for federal income tax purposes.

We hereby consent to the filing of such opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-232031) relating to the Reorganization initially filed by the Fund with the Securities and Exchange Commission on June 6, 2019, and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Joint Proxy Statement/Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.